Exhibit 16.2

King Accountancy Corporation	Tel: (684) 699-2401
Daniel R. King, JD, CPA	Fax: (684) 699-2402

February 14, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, DC

20549 USA

Re:	Elandia Inc.

Form 10/A

File Number: 0-51805

We are the former independent auditors for AST Telecom LLC (“AST Telecom”) and, during December 2005, we were dismissed as principal accountants of AST Telecom. We have read Item 14 which is disclosed in the Company’s Amendment No. 2 to Registration Statement on Form 10/A, which the Company expects to file with the Securities and Exchange Commission on or around February 16, 2007, and are in agreement with the statements contained therein, insofar only as they relate to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ King Accountancy Corporation
King Accountancy Corporation

P.O. Box 6740, Pago Pago, American Samoa, 96799